Exhibit 99.1

Amplify Energy Announces Third Quarter 2024 Results, Beta Drilling Results and Issuance of Sustainability Report

HOUSTON, November 6, 2024 -- Amplify Energy Corp. (NYSE: AMPY) (“Amplify,” the “Company,” “us,” or “our”) announced today its operating and financial results for the third quarter of 2024.

Key Highlights

●	During the third quarter of 2024, the Company:
o	Achieved average total production of 19.0 MBoepd
o	Generated net cash provided by operating activities of $15.7 million and net income of $22.7 million
o	Delivered Adjusted EBITDA of $25.5 million
o	Generated $3.6 million of free cash flow
●	Drilled and completed the C59 development well at Beta, achieving an IP30 oil rate of approximately 590 Bopd (gross), which exceeded Company projections
●	In the process of completing the C48 development well at Beta, which the Company expects to bring online in mid-November
●	On October 25, 2024, the Company completed its semi-annual borrowing base redetermination
oThe borrowing base and elected commitments are now $145.0 million, increasing Amplify’s liquidity by $10.0 million
oAs of September 30, 2024, Amplify had $120.0 million outstanding under the revolving credit facility
oNet Debt to Last Twelve Months (“LTM”) Adjusted EBITDA of 1.1x1
●	The Company issued its annual sustainability report which is now available on its website
(1)Net debt as of September 30, 2024, consisting of $120 MM outstanding under its revolving credit facility with ~$0.0 MM of cash and cash equivalents, and LTM Adjusted EBITDA as of the third quarter of 2024

Martyn Willsher, Amplify’s President and Chief Executive Officer, commented, “Amplify continued to deliver strong operating and financial performance in the third quarter. We are excited about the tremendous progress and results of our development program at Beta, where we successfully drilled and completed the C59 well in early October. The well’s 30-day IP rate of 590 gross barrels of oil per day exceeded projections, and based on early results and current commodity prices, we expect it will pay out in six to nine months. We are also in the process of completing the C48 well, and we are excited to see how it will perform. Having successfully drilled wells from both the Ellen and Eureka platforms, we are increasingly confident about the future inventory and development plan for Beta.”

“As discussed in our prior earnings release, we evaluated several proposals regarding the monetization of our Wyoming assets. While we were initially encouraged by the interest we received, in the current commodity price environment, we believe retaining the assets and continuing to benefit from the asset cash flows maximize shareholder value at this time. We remain open to exploring future monetization opportunities as they develop.”

Mr. Willsher concluded, “So far, 2024 has been a strong year for Amplify. Our base assets are performing well, and we have made significant progress in demonstrating the upside potential of the Beta field. We look forward to continuing the successes of our development program at Beta and remain confident that the initiatives we are actively pursuing this year will be transformative for the Company.”

Key Financial Results

During the third quarter of 2024, the Company reported net income of approximately $22.7 million compared to net income of $7.1 million in the prior quarter. The increase was primarily attributable to a non-cash unrealized gain on commodity derivatives during the period compared to an unrealized loss in the prior period.

Amplify generated $25.5 million of Adjusted EBITDA for the third quarter, a decrease of approximately $5.2 million from $30.7 million in the prior quarter. Second quarter Adjusted EBITDA benefited from a one-time $7.0 million accounting adjustment related to the release of suspense from prior quarters. Further detail on the adjustment can be found at the end of this release and in our quarterly report on Form 10-Q.

Free cash flow was $3.6 million for the third quarter, a decrease of $5.6 million compared to the prior quarter, which was also impacted by the second quarter suspense release. Amplify has now generated positive free cash flow in 17 of the last 18 fiscal quarters.

	Third Quarter	Second Quarter
$ in millions	2024	2024
Net income (loss)	$22.7	$7.1
Net cash provided by operating activities	$15.7	$15.4
Average daily production (MBoe/d)	19.0	20.3
Total revenues excluding hedges	$69.9	$79.5
Adjusted EBITDA (a non-GAAP financial measure)	$25.5	$30.7
Total capital	$18.2	$18.0
Free Cash Flow (a non-GAAP financial measure)	$3.6	$9.2

Revolving Credit Facility

On October 25, 2024, Amplify completed the regularly scheduled semi-annual redetermination of its borrowing base. The borrowing base was reduced $5.0 million while elected commitments were increased $10.0 million, bringing the borrowing base and elected commitments under the revolving credit facility to $145.0 million. The next regularly scheduled borrowing base redetermination is expected to occur in the second quarter of 2025.

As of September 30, 2024, Amplify had $120.0 million outstanding under its revolving credit facility, and net debt to LTM Adjusted EBITDA was 1.1x (net debt as of September 30, 2024 and 3Q24 LTM Adjusted EBITDA). Third quarter net debt increased slightly from the prior quarter due to expected changes in working capital and increased development activity, primarily at Beta. The Company’s net debt to LTM Adjusted EBITDA ratio improved quarter-over-quarter to 1.1x from 1.2x due to increased LTM Adjusted EBITDA.

Sustainability Report Update

The Company issued its second annual sustainability report, which is available on its website, www.amplifyenergy.com, under the “Sustainability” tab.

The report provides updated information about Amplify’s environmental, social and governance (“ESG”) initiatives, practices and related metrics.

Corporate Production and Pricing

During the third quarter of 2024, average daily production was approximately 19.0 Mboepd, a decrease of 1.3 Mboepd from the prior quarter. The second quarter benefitted from a one-time, prior-period accounting adjustment, which added approximately 1.2 Mboepd. Adjusting for the one-time benefit in the second quarter, third quarter production was relatively flat compared to the prior quarter despite a planned multi-day shut-in at Beta for the electrification and emissions reductions project and the C59 well coming online just after quarter-end. The Company’s product mix for the quarter was 43% crude oil, 17% NGLs, and 40% natural gas.

	Three Months	Three Months
	Ended	Ended
	September 30, 2024	June 30, 2024
Production volumes - MBOE:
Bairoil	294	301
Beta	304	277
Oklahoma	454	492
East Texas / North Louisiana	638	709
Eagle Ford (Non-op)	62	64
Total - MBoe	1,752	1,843
Total - MBoe/d	19.0	20.3
% - Liquids	60%	60%

Total oil, natural gas and NGL revenues for the third quarter of 2024 were approximately $68.1 million, before the impact of derivatives. The Company realized a net gain on commodity derivatives of $6.4 million during the third quarter. Oil, natural gas and NGL revenues, net of realized hedges, decreased $1.5 million for the third quarter compared to the prior quarter.

The following table sets forth information regarding average realized sales prices for the periods indicated:

	Crude Oil ($/Bbl)		NGLs ($/Bbl)		Natural Gas ($/Mcf)
	Three	Three	Three	Three	Three	Three
	Months	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended	Ended
	September 30,	June 30,	September 30,	June 30,	September 30,	June 30,
	2024	2024	2024	2024	2024	2024
Average sales price exclusive of realized derivatives and certain deductions from revenue	$71.74	$76.51	$21.63	$20.05	$1.84	$1.78
Realized derivatives	(0.24)	(3.17)	—	—	1.38	1.36

Average sales price with realized derivatives exclusive of certain deductions from revenue	$71.50	$73.34	$21.63	$20.05	$3.22	$3.14
Certain deductions from revenue	—	—	(1.33)	(1.06)	—	0.02

Average sales price inclusive of realized derivatives and certain deductions from revenue	$71.50	$73.34	$20.30	$18.99	$3.22	$3.16

Costs and Expenses

Lease operating expenses in the third quarter of 2024 were approximately $33.3 million, or $18.98 per Boe, a $3.0 million decrease compared to the prior quarter. Approximately $1.2 million of this decrease was due to a reclassification of certain expenses to taxes other than income with the remaining decrease attributable to continued optimization initiatives. Lease operating expenses also do not reflect $0.8 million of income generated by Magnify Energy Services in the third quarter.

Severance and ad valorem taxes in the third quarter were approximately $6.0 million, an increase of $1.4 million compared to $4.6 million in the prior quarter primarily due to the reclassification of certain lease operating expenses, as noted above. Severance and ad valorem taxes as a percentage of revenue were approximately 8.8% this quarter compared to 6.4% in the prior quarter due to this adjustment. The Company anticipates that taxes as a percentage of revenue will remain within its previously announced guidance range for 2024.

Amplify incurred $4.3 million, or $2.45 per Boe, of gathering, processing and transportation expenses in the third quarter, compared to $4.9 million, or $2.66 per Boe, in the prior quarter.

Third quarter cash G&A expenses were $6.2 million, a decrease of $0.4 million from the prior quarter and in-line with expectations. This decrease was primarily due to lower legal fees. The Company expects quarterly cash G&A expenses will remain at approximately this same level in the fourth quarter.

Depreciation, depletion and amortization expense for the third quarter totaled $8.1 million, or $4.62 per Boe, compared to $7.8 million, or $4.25 per Boe, in the prior quarter.

Net interest expense was $3.8 million for the third quarter, an increase of $0.2 million from $3.6 million in the prior quarter.

Amplify recorded a current income tax expense of $0.4 million for the third quarter.

Capital Investments

Cash capital investment during the third quarter of 2024 was approximately $18.2 million. During the third quarter, the Company’s capital allocation was approximately 66% for Beta development drilling and facility projects, with the remainder distributed across the Company’s other assets.

The following table details Amplify’s capital invested during the third quarter of 2024:

	Third Quarter	Year to Date
	2024 Capital	2024 Capital
	($ MM)	($ MM)
Bairoil	$1.2	$2.7
Beta	$12.0	$43.7
Oklahoma	$1.5	$3.0
East Texas / North Louisiana	$2.3	$2.9
Eagle Ford (Non-op)	$1.2	$2.0
Magnify Energy Services	$0.0	$1.0
Total Capital Invested	$18.2	$55.3

In the fourth quarter of 2024, Amplify expects its capital investments will be allocated primarily to the drilling of the C48 development well and its participation in non-operated drilling opportunities in East Texas and the Eagle Ford. Due to the acceleration of non-operated development costs in the fourth quarter, Amplify expects total capital to be at or slightly above the high end of its current annual guidance range of $60 to $65 million.

Beta Development and Facility Upgrade Update

In the third quarter, the Company invested approximately $5.9 million to successfully drill the C59 well from the Eureka platform, which was brought online in early October and achieved an IP-30 oil rate of approximately 590 Bopd. The C48 well is in the process of being completed and is expected to come online in mid-November.

In 2024, the Company completed two wells with better-than-anticipated results and short projected payback periods on its investment and is the process of completing its third well. The Company is refining its long-term development plans at Beta based on these initial successes and anticipates communicating these plans in the first quarter of 2025.

During the third quarter, the Company continued the final phase of the electrification and emissions reduction project at Beta, which involves installing selective catalytic reducers on the platform generators and rig engines. This multi-year facility project is scheduled to be completed in the fourth quarter of 2024.

Hedging

Recently, the Company took advantage of volatility in the futures market to add to its hedge position, further protecting future cash flows. Amplify executed crude oil swaps for 2025 and 2026 at a weighted-average price of $69.39 per barrel and $68.12 per barrel, respectively, while monetizing a small portion of in-the-money gas hedges to stay in compliance with the Company’s revolving credit facility.

The following table reflects the hedged volumes under Amplify’s commodity derivative contracts and the average fixed floor and ceiling prices at which production is hedged for October 2024 through December 2026, as of November 6, 2024:

	2024	2025	2026
Natural Gas Swaps:
Average Monthly Volume (MMBtu)	660,000	585,000	500,000
Weighted Average Fixed Price ($)	$3.74	$3.75	$3.79

Natural Gas Collars:
Two-way collars
Average Monthly Volume (MMBtu)	500,000	500,000	500,000
Weighted Average Ceiling Price ($)	$3.97	$3.90	$4.06
Weighted Average Floor Price ($)	$3.50	$3.50	$3.55

Oil Swaps:
Average Monthly Volume (Bbls)	83,000	118,167	47,750
Weighted Average Fixed Price ($)	$74.34	$71.09	$69.76

Oil Collars:
Two-way collars
Average Monthly Volume (Bbls)	102,000	59,500
Weighted Average Ceiling Price ($)	$80.20	$80.20
Weighted Average Floor Price ($)	$70.00	$70.00

Amplify has posted an updated investor presentation containing additional hedging information on its website, www.amplifyenergy.com, under the Investor Relations section.

Quarterly Report on Form 10-Q

Amplify’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, which Amplify expects to file with the SEC on November 6, 2024.

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploitation and production of oil and natural gas properties. Amplify’s operations are focused in Oklahoma, the Rockies (Bairoil), federal waters offshore Southern California (Beta), East Texas / North Louisiana, and the Eagle Ford (Non-op). For more information, visit www.amplifyenergy.com.

Conference Call

Amplify will host an investor teleconference tomorrow at 10 a.m. Central Time to discuss these operating and financial results. Interested parties may join the call by dialing (877) 550-1707 at least 15 minutes before the call begins and providing the Conference ID: AEC3Q24. A telephonic replay will be available for fourteen days following the call by dialing (800) 654-1563 and providing the Conference ID: AEC3Q24. A transcript and a recorded replay of the call will also be available on our website after the call.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “may,” “will,” “would,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “outlook,” “continue,” the negative of such terms or other comparable terminology are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s expectations of plans, goals, strategies (including measures to implement strategies), objectives and anticipated results with respect thereto. These statements address activities, events or developments that we expect or anticipate will or may occur in the future, including things such as projections of results of operations, plans for growth, goals, future capital expenditures, competitive strengths, references to future intentions and other such references. These forward-looking statements involve risks and uncertainties and other factors that could cause the Company’s actual results or financial condition to differ materially from those expressed or implied by forward-looking statements. These include risks and uncertainties relating to, among other things: the ongoing impact of the oil incident that occurred off the coast of Southern California resulting from the Company’s pipeline operations at the Beta field; the Company’s evaluation and implementation of strategic alternatives; risks related to the redetermination of the borrowing base under the Company’s revolving credit facility; the Company’s ability to satisfy debt obligations; the Company’s need to make accretive acquisitions or substantial capital expenditures to maintain its declining asset base, including the existence of unanticipated liabilities or problems relating to acquired or divested business or properties; volatility in the prices for oil, natural gas and NGLs; the Company’s ability to access funds on acceptable terms, if at all, because of the terms and conditions governing the Company’s indebtedness, including financial covenants; general political and economic conditions, globally and in the jurisdictions in which we operate, including the Russian invasion of Ukraine, the Israel-Hamas war and the potential destabilizing effect such conflicts may pose for the global oil and natural gas markets; expectations regarding general economic conditions, including inflation; and the impact of local, state and federal governmental regulations, including those related to climate change and hydraulic fracturing. Please read the Company’s filings with the SEC, including “Risk Factors” in the Company’s Annual Report on Form 10-K, and if applicable, the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are available on the Company’s Investor Relations website at https://www.amplifyenergy.com/investor-relations/sec-filings/default.aspx or on the SEC’s website at http://www.sec.gov, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements in this press release are qualified in their entirety by these cautionary statements. Except as required by law, the Company undertakes no obligation and does not intend to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, free cash flow, net debt, and cash G&A. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities, standardized measure of discounted future net cash flows, or any other measure of financial performance calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as Amplify does.

Adjusted EBITDA. Amplify defines Adjusted EBITDA as net income (loss) plus Interest expense; Income tax expense (benefit); DD&A; Impairment of goodwill and long-lived assets (including oil and natural gas properties); Accretion of AROs; Loss or (gain) on commodity derivative instruments; Cash settlements received or (paid) on expired commodity derivative instruments; Amortization of gain associated with terminated commodity derivatives; Losses or (gains) on sale of assets and other, net; Share-based compensation expenses; Exploration costs; Acquisition and divestiture related expenses; Reorganization items, net; Severance payments; and Other non-routine items that we deem appropriate. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of Amplify’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) its operating performance as compared to other companies in Amplify’s industry without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest and support Amplify’s indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measures most directly comparable to Adjusted EBITDA are net income and net cash provided by operating activities.

Free cash flow. Amplify defines free cash flow as Adjusted EBITDA, less cash interest expense and capital expenditures. Free cash flow is an important non-GAAP financial measure for Amplify’s investors since it serves as an indicator of the Company’s success in providing a cash return on investment. The GAAP measures most directly comparable to free cash flow are net income and net cash provided by operating activities.

Net debt. Amplify defines net debt as the total principal amount drawn on the revolving credit facility less cash and cash equivalents. The Company uses net debt as a measure of financial position and believes this measure provides useful additional information to investors to evaluate the Company's capital structure and financial leverage.

Cash G&A. Amplify defines cash G&A as general and administrative expense, less share-based compensation expense; acquisition and divestiture costs; bad debt expense; and severance payments. Cash G&A is an important non-GAAP financial measure for Amplify’s investors since it allows for analysis of G&A spend without regard to share-based compensation and other non-recurring expenses which can vary substantially from company to company. The GAAP measures most directly comparable to cash G&A is total G&A expenses.

Contacts

Jim Frew -- Senior Vice President and Chief Financial Officer

(832) 219-9044

jim.frew@amplifyenergy.com

Michael Jordan -- Director, Finance and Treasurer

(832) 219-9051

michael.jordan@amplifyenergy.com

Selected Operating and Financial Data (Tables)

Amplify Energy Corp.

Selected Financial Data - Unaudited

Statements of Operations Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	September 30, 2024	June 30, 2024
Revenues:
Oil and natural gas sales	$68,135	$72,346
Other revenues	1,723	7,157
Total revenues	69,858	79,503

Costs and Expenses:
Lease operating expense	33,255	36,311
Pipeline incident loss	247	500
Gathering, processing and transportation	4,290	4,895
Exploration	—	10
Taxes other than income	5,997	4,631
Depreciation, depletion and amortization	8,102	7,827
General and administrative expense	8,251	8,358
Accretion of asset retirement obligations	2,125	2,096
Realized (gain) loss on commodity derivatives	(6,375)	(3,680)
Unrealized (gain) loss on commodity derivatives	(18,672)	4,905
Other, net	38	98
Total costs and expenses	37,258	65,951

Operating Income (loss)	32,600	13,552

Other Income (Expense):
Interest expense, net	(3,756)	(3,632)
Other income (expense)	(130)	(109)
Total Other Income (Expense)	(3,886)	(3,741)

Income (loss) before reorganization items, net and income taxes	28,714	9,811

Income tax benefit (expense) - current	(412)	(557)
Income tax benefit (expense) - deferred	(5,650)	(2,135)
Net income (loss)	$22,652	$7,119

Earnings per share:
Basic and diluted earnings (loss) per share	$0.54	$0.17

Selected Financial Data - Unaudited

Operating Statistics

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	September 30, 2024	June 30, 2024
Oil and natural gas revenue:
Oil Sales	$54,353	$57,789
NGL Sales	6,096	6,565
Natural Gas Sales	7,686	7,992
Total oil and natural gas sales - Unhedged	$68,135	$72,346

Production volumes:
Oil Sales - MBbls	758	756
NGL Sales - MBbls	301	345
Natural Gas Sales - MMcf	4,165	4,453
Total - MBoe	1,752	1,843
Total - MBoe/d	19.0	20.3

Average sales price (excluding commodity derivatives):
Oil - per Bbl	$71.74	$76.51
NGL - per Bbl	$20.29	$18.99
Natural gas - per Mcf	$1.85	$1.79
Total - per Boe	$38.88	$39.25

Average unit costs per Boe:
Lease operating expense	$18.98	$19.70
Gathering, processing and transportation	$2.45	$2.66
Taxes other than income	$3.42	$2.51
General and administrative expense	$4.71	$4.53
Realized gain/(loss) on commodity derivatives	$3.64	$2.00
Depletion, depreciation, and amortization	$4.62	$4.25

Selected Financial Data - Unaudited

Asset Operating Statistics

	Three Months	Three Months
	Ended	Ended
	September 30, 2024	June 30, 2024
Production volumes - MBOE
Bairoil	294	301
Beta	304	277
Oklahoma	454	492
East Texas / North Louisiana	638	709
Eagle Ford (Non-op)	62	64
Total - MBOE	1,752	1,843
Total - MBoe/d	19.0	20.3
% - Liquids	60%	60%

Lease operating expense - $M
Bairoil	$13,164	$13,423
Beta	9,520	11,889
Oklahoma	3,644	3,896
East Texas / North Louisiana	5,592	5,386
Eagle Ford (Non-op)	1,335	1,717
Total Lease operating expense:	$33,255	$36,311

Capital expenditures - $M
Bairoil	$1,224	$3
Beta	12,047	15,991
Oklahoma	1,449	788
East Texas / North Louisiana	2,303	472
Eagle Ford (Non-op)	1,157	436
Magnify Energy Services	44	314
Total Capital expenditures:	$18,224	$18,004

Selected Financial Data - Unaudited

Balance Sheet Data

(Amounts in $000s, except per share data)	September 30, 2024	June 30, 2024
Assets
Cash and Cash Equivalents	$—	$502
Accounts Receivable	32,295	36,306
Other Current Assets	37,862	25,210
Total Current Assets	$70,157	$62,018

Net Oil and Gas Properties	$378,871	$368,802
Other Long-Term Assets	290,188	289,555
Total Assets	$739,216	$720,375

Liabilities
Accounts Payable	$18,107	$25,056
Accrued Liabilities	36,699	35,831
Other Current Liabilities	11,362	12,629
Total Current Liabilities	$66,168	$73,516

Long-term Debt	$120,000	$118,000
Asset Retirement Obligation	127,556	125,739
Other Long-Term Liabilities	10,822	12,831
Total Liabilities	$324,546	$330,086

Shareholders' Equity
Common Stock & APIC	$438,709	$436,980
Accumulated Earnings (Deficit)	(24,039)	(46,691)
Total Shareholders' Equity	$414,670	$390,289

Selected Financial Data - Unaudited

Statements of Cash Flows Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	September 30, 2024	June 30, 2024
Net cash provided by (used in) operating activities	$15,737	$15,389
Net cash provided by (used in) investing activities	(18,078)	(20,853)
Net cash provided by (used in) financing activities	1,839	2,977

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	September 30, 2024	June 30, 2024
Reconciliation of Adjusted EBITDA to Net Cash Provided from Operating Activities:
Net cash provided by operating activities	$15,737	$15,389
Changes in working capital	5,937	10,348
Interest expense, net	3,756	3,632
Cash settlements received on terminated commodity derivatives	(793)	—
Amortization and write-off of deferred financing fees	(310)	(304)
Exploration costs	—	10
Acquisition and divestiture related costs	186	9
Plugging and abandonment cost	372	514
Current income tax expense (benefit)	412	557
Pipeline incident loss	247	500
Other	—	94
Adjusted EBITDA[1]:	$25,544	$30,749

Reconciliation of Free Cash Flow to Net Cash Provided from Operating Activities:
Adjusted EBITDA[1]:	$25,544	$30,749
Less: Cash interest expense	3,721	3,594
Less: Capital expenditures	18,224	18,004
Free Cash Flow:	$3,599	$9,151

(1)Adjusted EBITDA includes a revenue suspense release of $7.0 million for the three months ended June 30, 2024. See “Revenue Payables in Suspense” table for additional information.

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	September 30, 2024	June 30, 2024
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$22,652	$7,119
Interest expense, net	3,756	3,632
Income tax expense (benefit) - current	412	557
Income tax expense (benefit) - deferred	5,650	2,135
Depreciation, depletion and amortization	8,102	7,827
Accretion of asset retirement obligations	2,125	2,096
(Gains) losses on commodity derivatives	(25,047)	1,225
Cash settlements received (paid) on expired commodity derivative instruments	5,582	3,680
Acquisition and divestiture related costs	186	9
Share-based compensation expense	1,815	1,767
Exploration costs	—	10
Loss on settlement of AROs	38	98
Bad debt expense	26	—
Pipeline incident loss	247	500
Other	—	94
Adjusted EBITDA[1]:	$25,544	$30,749

Reconciliation of Free Cash Flow to Net Income (Loss):
Adjusted EBITDA[1]:	$25,544	$30,749
Less: Cash interest expense	3,721	3,594
Less: Capital expenditures	18,224	18,004
Free Cash Flow:	$3,599	$9,151

(1)Adjusted EBITDA includes a revenue suspense release of $7.0 million for the three months ended June 30, 2024. See “Revenue Payables in Suspense” table for additional information.

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

General and Administrative Expenses

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s)	September 30, 2024	June 30, 2024
General and administrative expense	$8,251	$8,358
Less: Share-based compensation expense	1,815	1,767
Less: Acquisition and divestiture costs	186	9
Less: Bad debt expense	26	—
Less: Severance payments	—	—
Total Cash General and Administrative Expense	$6,224	$6,582

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Revenue Payables in Suspense

	Three Months	Nine Months
	Ended	Ended
(Amounts in $000s)	September 30, 2024	September 30, 2024
Oil and natural gas sales	$—	$4,023
Other revenues	—	4,829
Severance tax and other deducts	—	(433)
Total net revenue	$—	$8,419

Production volumes:
Oil (MBbls)	—	33
NGLs (MBbls)	—	31
Natural gas (MMcf)	—	441
Total (Mboe)	—	138
Total (Mboe/d)	—	0.5